Exhibit 10.1

AMENDMENT

This Amendment (the “Amendment”) dated as of October 20, 2009 (the “Effective Date”) is by and among Victor F. Gerber (“Gerber”), Atlas Merchant Services, Inc., a Georgia corporation (“Atlas, Inc.”), Atlas Merchant Services, LLC, a Nevada limited liability company (the “Company”) and FNDS3000 Corp, a Delaware corporation (“Seller”). Seller, Gerber, Company and Atlas, Inc. are sometimes referred to herein singly as, a “Party,” and collectively as, the “Parties.”

WHEREAS, the Parties are parties to a certain Settlement/Membership Interest Purchase Agreement dated as of May 14, 2009 (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement.

NOW THEREFORE, in consideration of the mutual promises contained herein and for ten dollars ($10.00) and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Section 1. Price Indemnity. The Parties agree that Section 6.5 of the Agreement is hereby deleted in its entirety and the following is substituted in its stead:

6.5 Price Indemnity. Seller agrees that, in the event that, as of December 15, 2009 (the “Measurement Date”), the Value of Seller’s Common Stock (as defined below) is less than $0.43 per share, Seller shall promptly deliver to Gerber an amount equal to the Shortfall (as defined below). The Shortfall shall mean the excess of $0.43 over the Value of Seller’s Common Stock multiplied by 883,721, and the Value of Seller’s Common Stock shall be the average publicly traded price (on the over the counter bulletin board (OTC)) for the ten business days ending December 15, 2009. Notwithstanding the foregoing or anything in this Agreement to the contrary, in the event that, during the period from November 16, 2009 through and including December 15, 2009, Viceroy Capital Group, Inc., directly or indirectly, sells or transfers any shares of the Seller’s common stock, Seller shall have no obligations under this Section 6.5 and this Section 6.5 shall be null and void and of no force or effect.

Section 2 Miscellaneous. Except as modified hereby, the Agreement shall remain in full force and effect. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such separate counterparts shall together constitute but one and the same instrument. A facsimile or electronic transmission of an executed counterpart hereof shall have the same force and effect as the original thereof. In the event that any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable for any reason whatsoever, the Parties agree that the unenforceable provision shall be re-written in such manner as to effectuate the intent of the Parties as expressed herein as closely as possible.

IN WITNESS WHEREOF, the parties hereto have hereunto executed this Amendment as of the day and year first above written.

ATLAS MERCHANT SERVICES, INC.

By	/s/ Victor F. Gerber
Name:	Victor F. Gerber
Title:	CEO

/s/ Victor F. Gerber
VICTOR F. GERBER

FNDS3000 CORP

BY	/s/ John Watson
	Name:	John Watson
	Title:	Executive Vice President

ATLAS MERCHANT SERVICES, LLC

BY	/s/ Victor F. Gerber
	Name:	Victor F. Gerber
	Title:	Member